As filed with the Securities and Exchange Commission on November 17, 2022

Registration No. 333-145685

Registration No. 333-170286

Registration No. 333-183075

Registration No. 333-197971

Registration No. 333-213850

Registration No. 333-233531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

NOS. 333-145685, 333-170286, 333-183075, 333-197971,

333-213850, and 333-233531

UNDER

THE SECURITIES ACT OF 1933

American Superconductor Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2959321
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

114 East Main Street, Ayer, Massachusetts	01432
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Incentive Plan, as amended

2022 Stock Incentive Plan

(Full Title of the Plan)

John W. Kosiba, Jr.

Senior Vice President, Chief Financial Officer and Treasurer

American Superconductor Corporation

114 East Main Street

Ayer, Massachusetts 01432

(Name and Address of Agent For Service)

(978) 842-3000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Peter N. Handrinos

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

American Superconductor Corporation (the “Company”) has previously filed registration statements on Form S-8 (File Nos. 333-145685, 333-170286, 333-183075, 333-197971, 333-213850, and 333-233531) (the “Registration Statements”) to register an aggregate of 5,230,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, as adjusted for reverse stock splits, available for issuance under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”) and as well as other shares issuable under certain other of the Company’s equity compensation plans.

On August 2, 2022 (the “Effective Date”), the stockholders of the Company approved the Company’s 2022 Stock Incentive Plan (the “2022 Plan”). Under the terms of the 2022 Plan: (i) as of the Effective Date, no new awards may be granted under the 2007 Plan, however the terms and conditions of the 2007 Plan will continue to govern any outstanding awards granted thereunder prior to the Effective Date (the “Outstanding Awards”); and (ii) any shares of Common Stock subject to an Outstanding Award that on or after the Effective Date, (a) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Outstanding Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or (b) results in any Common Stock not being issued will become available for issuance under the 2022 Plan, subject to certain exceptions described in the 2022 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and in accordance with Compliance and Disclosure Interpretation 126.43, the Company is filing this Post-Effective Amendment to the Registration Statements to reflect that, as of the Effective Date, except to the extent of the number of shares of Common Stock issuable under then Outstanding Awards, the shares of Common Stock available for issuance under such registration statements will no longer be issued under the 2007 Plan and may instead be issued under the 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Post-Effective Amendment to Registration Statements.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Post-Effective Amendment to Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Post-Effective Amendment to Registration Statements by reference, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the Commission on June 1, 2022;

(b)

the Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2022 filed with the Commission on August 3, 2022 and for the quarter ended September 30, 2022 filed with the Commission on November 1, 2022;

(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on June 10, 2022 and August 5, 2022; and

(d)

the description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A filed on November 5, 1991, as updated by Exhibit 4.3 in the Company’s Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC on June 5, 2019.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment to Registration Statements and prior to the filing of a subsequent post-effective amendment to this Post-Effective Amendment to Registration Statements which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Post-Effective Amendment to Registration Statements and to be a part thereof from the date of the filing of such documents.

For purposes of this Post-Effective Amendment to Registration Statements and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Post-Effective Amendment to Registration Statements or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s certificate of incorporation provides, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that a director shall remain liable (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit.

Article VI of the Company’s amended and restated by-laws (the “by-laws”) provide that the Company shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

Article VI of the Company’s by-laws further provides that the indemnification provided therein is not exclusive, and provides that to the extent the DGCL is amended or supplemented, Article VI shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent permitted by such law.

The Company also has a directors and officers liability insurance policy covering certain liabilities that may be incurred by its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of American Superconductor Corporation, as amended (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on September 13, 2013 (File No. 333-191153)).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, dated March 24, 2015 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on March 24, 2015 (File No. 000-19672)).

4.3	Amended and Restated By-Laws of American Superconductor Corporation (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-K filed by the Registrant on February 1, 2021 (File No. 333-191153)).

5.1*	Opinion of Latham & Watkins LLP, counsel to the Registrant.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of RSM US LLP.

24.1*	Power of attorney (included on the signature pages of this Post-Effective Amendment to Registration Statements).

99.1	2022 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on August 5, 2022 (File No. 000-19672)).

99.2	2007 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on August 6, 2019 (File No. 000-19672)).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ayer, state of Massachusetts, on November 17, 2022.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn
Daniel P. McGahn President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Daniel P. McGahn and John W. Kosiba, Jr., and each of them singly, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment to Registration Statements and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel P. McGahn Daniel P. McGahn	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	November 17, 2022

/s/ John W. Kosiba, Jr. John W. Kosiba, Jr.	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 17, 2022

/s/ Arthur H. House Arthur H. House	Lead Independent Director of the Board	November 17, 2022

/s/ Laura A. Dambier Laura A. Dambier	Director	November 17, 2022

/s/ Margaret D. Klein Margaret D. Klein	Director	November 17, 2022

/s/ Barbara G. Littlefield Barbara G. Littlefield	Director	November 17, 2022

/s/ David R. Oliver, Jr. David R. Oliver, Jr.	Director	November 17, 2022